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Exhibit 11 - Computation of Earnings Per Common Share

                 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                  Computation of Earnings Per Common Share
                (Dollars in thousands, except per-share data)

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                                                                            Year Ended December 31,
Computation of Basic Earnings Per Common                       -------------------------------------------------
  Share for Statements of Operations:                              1998               1997               1996
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
Net income                                                     $   156,179        $   145,061        $   100,377
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Weighted average common shares outstanding                      88,092,895         84,477,536         81,903,690
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Basic earnings per common share                                $      1.77        $      1.72        $      1.23
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Computation of Diluted Earnings Per Common
   Share for Statements of Operations:
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Net income                                                     $   156,179        $   145,061        $   100,377
Add:  Interest expense on 7 1/4% convertible
   subordinated debentures, net of tax                                 -                  132                328
                                                               -----------        -----------        -----------
Income applicable to common shareholders
   including effect of dilutive securities                     $   156,179        $   145,193        $   100,705
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Weighted average number of common shares outstanding
  adjusted for effect of dilutive securities:
      Weighted average common shares outstanding used
        in basic earnings per common share calculation          88,092,895         84,477,536         81,903,690
      Net dilutive effect of:
            Stock option plans                                     346,434            468,275            537,900
            Restricted stock plans                                 476,486            838,189            654,918
            Assumed conversion of 7 1/4% convertible
               subordinated debentures                                 -              349,936            842,850
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                                                                88,915,815         86,133,936         83,939,358
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Diluted earnings per common share                              $      1.76        $      1.69        $      1.20
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